Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form F-3 No. 333-280823) of trivago N.V.,
(2)Registration Statement (Form S-8 No. 333-280813) pertaining to the trivago N.V. 2016 Omnibus Incentive Plan,
(3)Registration Statement (Form S-8 No. 333-215164) pertaining to the trivago N.V. 2016 Omnibus Incentive Plan, and
(4)Registration Statement (Form S-8 No. 333-258288) pertaining to the trivago N.V. 2016 Omnibus Incentive Plan;

of our report dated February 27, 2025, with respect to the consolidated financial statements of trivago N.V. included in this Annual Report (Form 20-F) of trivago N.V. for the year ended December 31, 2024.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Cologne, Germany
February 27, 2025